POWER OF ATTORNEY

The undersigned officer or Board member of the Funds listed on Attachment A hereby constitutes and appoints James Bitetto, Joni Lacks Charatan, Joseph M. Chioffi, Janette E. Farragher, Maureen E. Kane, Sarah S. Kelleher, Jeff S. Prusnofsky and Natalya Zelensky, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Fund's Registration Statement on Form N-1A (and any and all amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective April 1, 2017, this document hereby revokes in their entirety the Powers of Attorney executed February 5, 2015 and April 30, 2015 by the undersigned.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.

/s/ Isabel P. Dunst Isabel P. Dunst Board Member	March 16, 2017

STATE OF NEW YORK ) ) ss COUNTY OF NEW YORK )

On March 16, 2017 before me, the undersigned, personally appeared the above-named individuals, each personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument.

WITNESS my hand and official seal.
/s/ Gina M. Gomes Notary Public

NY 76501794v2

ATTACHMENT A

CitizensSelect Funds
Dreyfus Cash Management
Dreyfus Government Cash Management Funds
Dreyfus AMT-Free Municipal Cash Management Plus
Dreyfus AMT-Free New York Municipal Cash Management
Dreyfus Tax Exempt Cash Management Funds
Dreyfus Treasury & Agency Cash Management
Dreyfus Treasury Securities Cash Management
Dreyfus Institutional Preferred Money Market Funds
Dreyfus Institutional Reserves Funds
Dreyfus Liquid Assets, Inc.
Dreyfus Investment Grade Funds, Inc.
Dreyfus Investment Portfolios
Dreyfus Municipal Bond Infrastructure Fund, Inc.
Dreyfus Municipal Income, Inc.
Dreyfus Opportunity Funds
Dreyfus Premier Short-Intermediate Municipal Bond Fund
Dreyfus Ultra Short Income Fund
The Dreyfus Fund Incorporated
The Dreyfus Socially Responsible Growth Fund, Inc.
The Dreyfus Third Century Fund, Inc.

NY 76501794v2